Exhibit 10.31

MANAGEMENT COMPENSATION AGREEMENT
FOR THE CEO OF FRED’S INC.

JERRY A. SHORE

This Management Compensation Agreement ("Agreement"), is made, and entered into and is effective as of November 3, 2014 by and between Fred’s Inc., a Tennessee corporation, with offices at 4300 New Getwell Road, Memphis, Tennessee 38118 ("Company") and Jerry A. Shore, whose address is 1857 Old Towne Ln, Germantown, TN 38139 ("Executive").

In consideration of the mutual covenants and conditions herein set forth, the parties hereto agree and each of them agrees as follows:

1.           Term

Company hereby agrees to employ Executive to serve as its “Chief Executive Officer” for a term commencing from and after November 3, 2014 and ending February 4, 2017 (the "Initial Term"). At the end of the Initial Term and at the end of each successive Additional Term (defined below), the term of this Agreement shall be automatically extended annually for an additional one (1) year term unless either party provides three (3) month’s notice to the other party prior to the end of the term (each an "Additional Term").

2.           Position and Duties

Executive agrees to serve as Company's "Chief Executive Officer" during the term of this Agreement. As such, Executive shall have and agrees to assume primary responsibility for the duties of the Chief Executive Officer reporting to the Chairman of the Board and the entire Board of the Company and such other duties assigned by the Chairman. In the performance of such duties, Executive agrees to make available to Company his professional and managerial knowledge and skill and such portion of his time as may be required for the proper fulfillment of his duties. In addition, during the term of this Agreement, Executive agrees to serve as Company’s Chief Executive Officer and in such other offices and capacities to which he may be appointed or elected by the Board of Directors of Company consistent with this Agreement.

3.           Compensation and Benefits

(a)          Base Salary. As compensation for all of the services to be performed hereunder, Company agrees to pay and Executive agrees to accept an “Annual Base Salary” of $575,000 commencing the date of this Agreement. The Annual Base Salary of Executive during the term of this Agreement shall be reviewed annually and may adjust upward from the aforesaid level at the discretion of the Board of Directors of Company. Executive's compensation will be paid in conformity with Company's practice for payment of its executives' compensation, as such practice may be established or modified from time to time.

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(b)          Annual Cash Incentive. Executive shall be eligible to receive a ”Cash Incentive Bonus” under Company’s annual incentive plan of 75% - 150% of Executive's Annual Base Salary. Eligibility to receive a bonus under this paragraph shall be contingent upon Executive remaining in continuous service and in good standing throughout the performance year period and up to the payment date. The amount of any Cash Incentive Bonus above the aforesaid minimum will be based upon the achievement of pre-established performance goals agreed upon by the Board of Directors and the Executive. It is anticipated that bonuses under this section, if any, will be paid on or before April 15 following the applicable performance year.

(c)          Annual Stock Incentive. Executive shall be eligible to receive an “Annual Stock Incentive” under Company’s Restricted Stock Leadership in an amount equal to 80% of Executive’s Annual Base Salary payable half in restricted stock of the Company and half in options to purchase stock of the Company. The Annual Stock Incentive award will be based upon the achievement of Company reaching pre-determined annual performance goals agreed upon between the Board of Directors and Executive; these programs may utilize the same or separate goals from the Annual Cash Incentive program. The number of shares and options to be awarded will be determined using the fair market value on the date of grant. Executive, will also be eligible to receive an additional amount equal to 50% of Executive’s Annual Base Salary during each Additional Term, payable in options to purchase stock of the Company for achieving 125% of the mutually agreed upon pre-determined performance goals to qualify for the Annual Stock Incentive.

(d)          Restricted Stock and Option Grant. Company shall also provide the following:

(i) Grant to Executive options to purchase the 75,000 shares of Company's common stock on or before December 19, 2014 (which date shall be set at least 2 days prior to the Grant date by Executive). The exercise price shall be set equal to the closing price on the date of grant. Options shall become fully vested upon the expiration and/or termination of this Agreement. Options shall vest ratably on an annual basis over a four year period beginning on the first anniversary of the date of grant.

(ii) As part of Executive’s 2015 annual compensation, issue to Executive 14,000 shares of restricted stock and options to purchase 40,000 shares of stock. The shares shall be granted on April 15, 2015. Options will vest ratably on an annual basis over a four year period beginning on the first anniversary of the date of grant and restrictions, provided that Executive has remained in continuous service and in good standing. Restrictions will lapse upon a Separation of Service, provided that such Separations of Service is not a Termination by the Company for Cause.

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(e)          Other Benefits. Company will make available to Executive such benefits on the same terms as are or shall be granted or made available by Company to its other executive employees, to the extent that Executive shall become qualified or eligible for such employee benefits or any of them, including at Company’s discretion (i) be considered for any bonus awards on the same basis as are other executives of Company, and (ii) be considered for and granted qualified options and other consideration based upon shares of Company’s Common Stock on the same basis as are other executives of Company; provided, however, that Company shall seek to establish the terms of such bonus awards, qualified options or other consideration so as not to subject Executive to additional taxes under Section 409A. Company shall also provide Executive with the following additional benefits:

(i) Health Coverage. Executive shall continue to be eligible for Company's health and dental coverage, life insurance, flexible spending accounts, and other Company benefits. This plan is subject to IRS flexible spending account guidelines; therefore, currently, the unused funds will not roll over to the next calendar year.

(ii) 401(K). Executive shall be eligible to participate in Company's 401(K) plan and the Employee Stock Purchase Plan after meeting the eligibility requirements of each.

(iii) Vacation. Executive shall be eligible to take four (4) weeks of vacation as of January 12, 2015, and Executive shall accrue vacation at the rate of four (4) weeks per annum in accordance with Company's vacation plan; provided further, that Executive shall not accrue more than four (4) weeks of vacation.

4.           Expense Reimbursement.

Company shall reimburse Executive, upon the submission of receipts or vouchers therefore, for all necessary expenses and disbursements reasonably incurred by him for the proper performance of his duties with the Company. Executive, as a condition to such reimbursement, shall submit reports of such expenses and disbursements to the Chief Financial Officer of Company (i) not later than one month from the date such expenses and disbursements are incurred and determinable and (ii) in a form and with such detail as will constitute a proper record of tax deductible expenses, (iii) together with proper vouchers and receipts therefore.

5.           Termination of Employment.

(a)          Upon Death. Executive's employment shall terminate upon his death.

(b)          By Company. Company may terminate Executive's employment hereunder at any time with or without Cause.

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(c)          By Executive. Executive may terminate his employment hereunder at any time for Good Reason or Disability.

(d)          Notice of Termination, Payments. Any termination of Executive's employment hereunder (other than by death) shall be communicated by thirty (30) days' advance written Notice of Termination by the terminating party to the other party to this Agreement; provided that no Notice of Termination is required in advance if the Executive is terminated by Company for Cause.

6.          Payments in the Event of Termination of Employment.

(a)          Payments in the Event of Termination by Company for Cause or Death or Disability. If Executive's employment hereunder is terminated by Company for Cause, as a result of death or Disability, Company shall pay Executive (a) his accrued and unpaid Base Salary through the Date of Termination and (b) any vested or accrued and unpaid payments, rights or benefits Executive may be otherwise entitled to receive pursuant to the terms of any accrued but unused vacation or other employee benefit or compensation plan (but not any Annual Stock or Cash Incentive Program) maintained by Company at the time or times provided therein. In addition, in the event that Executive’s employment is terminated by death or Disability, all stock options provided as an Employment Incentive under Section 3(d) of this Agreement shall vest and all restrictions on restricted stock provided as an Employment Incentive under Section 3(d) of this Agreement shall immediately lapse.

(b)          Payments in the Event of Termination by Company other than for Cause or by Executive for Good Reason. If Executive's employment hereunder is terminated by Company other than for Cause, or by Executive for Good Reason, and Executive experiences a Separation From Service:

(i) Company shall pay Executive (1) his accrued and unpaid Base Salary through the Date of Termination, (2) any accrued and unpaid bonus or additional compensation under any Annual Cash Incentive plan for any fiscal year ended before the Date of Termination, and (3) any vested or accrued and unpaid payments, rights or benefits Executive may be otherwise entitled to receive pursuant to the terms of any accrued but unused vacation or other employee benefit or compensation plan (but not any Annual Stock or Cash Incentive Program) maintained by Company at the time or times provided therein.

(ii) In addition to the compensation and benefits described in Section 6(a)(i):

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In the event of Executive’s involuntary Separation From Service by Company action other than for Cause or Separation From Service by Executive for Good Reason beyond the first two years of the Initial Term, Company shall pay Executive, in substantially equal installments at Executive's regular pay intervals in effect prior to such Separation From Service, over a period of twelve (12) months beginning no later than the first regular Company payroll payment date (the "First Severance Payment Date") which occurs within thirty (30) days following the later of (x) Executive's Separation From Service and (y) the lapse of any right of Executive to revoke the general release he will have signed substantially (as determined by counsel to Company) in the form attached hereto as Attachment "B" (the "General Release", which General Release must be executed within twenty one (21) days following the Separation From Service for any such amount to be payable), an aggregate amount equal to the Executive's Annual Base Salary.

In the event of Executive’s involuntary Separation From Service by Company action other than for Cause or Separation From Service by Executive for Good Reason, during the first two years of the Initial Term, Company shall pay an aggregate amount equal to the Annual Base Salary multiplied by the number of years remaining on the Initial Term and shall be paid in substantially equal installments at Executive's regular pay intervals in effect prior to such Separation From Service, over the period of time remaining under the Initial Term.  For example, should Executive be terminated other than for cause after 10 months of service, the amount owed would be 1 and 1/6 years times Executive’s Annual Base Salary and paid out over the next 16 months.

(iii)        Until the earlier of the first anniversary of Executive's Separation From Service or the date Executive is employed by a new employer, the Executive, his dependents, beneficiaries and estate shall be entitled to all benefits under Company's group medical and dental insurance plans as if the Executive were still employed by Company hereunder during such period, with benefits or premium payments, as applicable, to be paid with the same frequency and at the same time as applies for active employees of the Company.

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(iv)        On the date of Separation From Service, Executive's rights under any compensation or benefits programs shall become vested and any restrictions on stock options or contractual rights granted to Executive shall be removed.

(v)         All stock options provided as an Employment Incentive under Section 3(d) of this Agreement shall vest and all restrictions on restricted stock held by Executive no matter when granted shall lapse.

(vi)        Notwithstanding any other provision of this Agreement to the contrary, in the case of any compensation which is subject to Code Section 409A, if the Executive is a Specified Employee at the time of a Separation From Service and the payment or provision of such compensation is made as a result of the Separation From Service, then no portion of such benefits or other such compensation shall be made before the date that is six (6) months after the date of the Separation from Service or, if earlier, the date of death of the Specified Employee. Any compensation which would otherwise be paid within such six (6) month period after a Separation From Service shall be paid on the date which is six (6) months and one day after the Separation From Service, or the first business day thereafter. The provisions and application of this paragraph will be construed and applied in a manner consistent with Code Section 409A and Treasury Regulations of other guidance issued thereunder.

(c) Notwithstanding anything else to the contrary in this Agreement, Company's obligation regarding the payments, benefit continuation and acceleration provided for in this Section 6 is expressly conditioned upon the execution, delivery and non-revocation of the General Release.

(d)          Payment in the Event of Termination Upon Change in Control of Company.

(i) If in the eighteen-month period following the Change in Control, Executive is terminated for any reason other than Cause, then upon any such Separation From Service Company shall be obligated to make the payments and provide the benefits to Executive as set forth in Section 6.

(ii) Nothing set forth in Section 6(d) is intended or shall be construed to limit Executive's right to terminate his employment for Good Reason during the aforementioned eighteen-month period or to limit Company's obligation to make the payments or provide the benefits set forth in Section 6 upon events described in Section 6.

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(iii)   Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, and no such payment shall be offset or reduced as a result of Executive obtaining new employment.

(e)  Executive’s Retirement

Executive shall be eligible to Retire no earlier than the end of the Initial Term by providing at least six (6) months’ notice to Company. In order to be eligible for Retirement, Executive must have remained in continuous service and is in good standing. In the event that Executive Retires:

(i)         Company shall pay Executive (1) his accrued and unpaid Base Salary through the Date of Retirement, (2) any accrued and unpaid bonus or additional compensation under any Annual Cash Incentive plan for any calendar year ended on or before the Date of Retirement, and (3) any vested or accrued and unpaid payments, rights or benefits Executive may be otherwise entitled to receive pursuant to the terms of any accrued but unused vacation or other employee benefit or compensation plan maintained by Company at the time or times provided therein.

(ii)         Company shall pay for eighteen (18) months all of Executive’s cost to continue his and his dependents group medical and dental insurance plans pursuant according to COBRA.

(iii)        On the date of Retirement, Executive's rights under any compensation or benefits programs shall become vested and any restrictions on stock options or contractual rights granted to Executive shall be removed.

(iv)        All stock options held by Executive no matter when granted shall vest and all restrictions on restricted stock held by Executive no matter when granted shall lapse.

(v)         Executive shall have the right to exercise any vested stock options for a period of eighteen (18) months after a Separation of Service and shall not be required to exercise within any set amount of time from Retirement (i.e. within 30 days).

(vi)        Notwithstanding any other provision of this Agreement to the contrary, in the case of any compensation which is subject to Code Section 409A, if the Executive is a Specified Employee at the time of a Separation From Service and the payment or provision of such compensation is made as a result of the Separation From Service, then no portion of such benefits or other such compensation shall be made before the date that is six (6) months after the date of the Separation from Service or, if earlier, the date of death of the Specified Employee. Any compensation which would otherwise be paid within such six (6) month period after a Separation From Service shall be paid on the date which is six (6) months and one day after the Separation From Service, or the first business day thereafter. The provisions and application of this paragraph will be construed and applied in a manner consistent with Code Section 409A and Treasury Regulations of other guidance issued thereunder.

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7.           Board/Committee Resignation.

Executive's termination of employment or Separation From Service for any reason, shall constitute, as of the date of such termination and to the extent applicable, a resignation as an officer of Company and a resignation from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of Company's affiliates and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company's or such affiliate's designee or other representative. Provided however, the Board of the Company, may elect in its sole discretion not to accept the resignation and continue to allow Executive to serve on the Board of Directors, or in another such office.

8.           Confidentiality, Non-Competition, Non-Solicitation, Non-disparagement.

(a)          Confidentiality. While employed by Company and thereafter, Executive shall not disclose any Confidential Information either directly or indirectly, to anyone (other than appropriate Company employees and advisors), or use such information for his own account, or for the account of any other person or entity, without the prior written consent of Company or except as required by law. This confidentiality covenant has no temporal or geographical restriction. For purposes of this Agreement, "Confidential Information" shall mean all non-public information respecting Company's business, including, but not limited to, its services, pricing, scheduling, products, research and development, processes, customer lists, marketing plans and strategies, and financing plans, but excluding information that is, or becomes, available to the public (unless such availability occurs through an unauthorized act on the part of Executive). Upon termination of this Agreement, Executive shall promptly supply to Company all property and any other tangible product or document that has been produced by, received by or otherwise submitted to Executive during or prior to his term of employment, and shall not retain any copies thereof.

(b)          Non-Competition. Executive acknowledges that his services are of special, unique and extraordinary value to Company. Accordingly, the Executive shall not at any time prior to the end of the Initial Term or twelve months after the Date of Termination (whichever is later) become an employee, consultant, officer, partner or director or provide services in any fashion to any Competitor with Company (or any of its affiliates). If this Agreement is not renewed pursuant to Section 1, this Section shall not apply after expiration of the Agreement.

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(c)          Non-Solicitation. Executive shall not, at any time prior to the end of the Initial Term or at any time prior to twelve months after the Date of Termination (whichever is later), whether on Executive's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly, (x) solicit or encourage any employee of Company or its affiliates to leave the employment of Company or its affiliates or (y), without permission of Company, knowingly hire a former employee of Company or its affiliates.

(d)          Non-Disparagement. While employed by Company and at any time after the Date of Termination, Executive agrees not to make any untruthful or disparaging statements, written or oral, about Company, its affiliates, their predecessors or successors or any of their past and present officers, directors, stockholders, partners, members, agents and employees or Company's business practices, operations or personnel policies and practices to any of Company's customers, clients, competitors, suppliers, investors, directors, consultants, employees, former employees, or the press or other media in any country.

(e)          Condition and Remedies. Notwithstanding the foregoing, if Executive is entitled to any payments under Sections 6(b) hereof, then Executive's obligations pursuant to this Section 8 are specifically conditioned on Company paying (whether in installments or as a lump sum, as required herein) any amounts to which Executive may be entitled thereunder in the manner required. Executive agrees that any breach of the terms of this Section 8 would result in irreparable injury and damage for which there would be no adequate remedy at law, and that, in the event of said breach or any threat of breach, Company shall be entitled to (i) an immediate injunction and restraining order to prevent such breach or threatened breach, without having to prove damages and (ii) any other remedies to which Company may be entitled at law or in equity. Executive further agrees that the provisions of the covenant not to compete are reasonable. Should a court determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court deems reasonable. The provisions of this Section 8 shall survive any termination of this Agreement and Executive's term of employment. The existence of any claim or cause of action or otherwise, shall not constitute a defense to the enforcement of the covenants and agreements of this Section 8.

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8.           Successors and Assigns.

(a) This Agreement shall bind any successor to Company, whether by purchase, merger, consolidation or otherwise, in the same manner and to the same extent that Company would be obligated under this Agreement if no such succession had taken place.

(b) This Agreement shall not be assignable by Executive. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

9.           Term.

The term of this Agreement shall commence on the Effective Date and end upon Executive's termination of employment. The rights and obligations of Company and Executive shall survive the termination of this Agreement to the fullest extent necessary to give effect to the terms hereof.

10.         Notices.

Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or e-mail, the day after delivery to Federal Express for overnight delivery, two days after delivery to the United States Postal Service for mailing, addressed:

(a) if to Executive, to the address set forth on the signature page hereto, and

(b) if to Company, Fred’s Inc., 4300 New Getwell Road, Memphis TN 38118 Attention: Chairman of the Board of Directors, or, in each case, to such other address as may have been furnished in writing.

11.          Withholding.

All payments required to be made by Company hereunder shall be subject to the withholding and/or deduction of such amounts as are required to be withheld or deducted pursuant to any applicable law or regulation. Company shall have the right and is hereby authorized to withhold or deduct from any compensation or other amount owing to Executive, applicable withholding taxes and deductions and to take such action as may be necessary in the opinion of Company to satisfy all obligations for the payment of such taxes or deductions.

12.          Certain Defined Terms.

As used herein, the following terms have the following meanings:

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"Agreement" shall mean this Management Compensation Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance herewith.

"Affiliate" shall mean any corporation, trust, partnership, limited liability company or other organization which controls, is controlled by, or is under common control with Company.

"Base Salary" shall mean the salary of Executive in effect from time to time under Section 3.

"Board" shall mean the Board of Directors of Company.

"Cause" shall mean with respect to termination by Company of Executive's employment hereunder (i) an act or acts of dishonesty by Executive resulting in, or intended to result in, directly or indirectly, any personal enrichment of Executive, (ii) an act or acts of dishonesty by Executive intended to cause substantial injury to Company, (iii) material breach (other than as a result of a Disability) by Executive of Executive's obligations under this Agreement which action was (a) undertaken without a reasonable belief that the action was in the best interests of Company and (b) not remedied within a reasonable period of time after receipt of written notice from Company specifying the alleged breach, (iv) Executive's conviction of, or plea of nolo contendere to, (a) a crime constituting a felony under the laws of any country, the United States or any state thereof or (b) a misdemeanor involving moral turpitude, (v) a material breach of (a) Company's policies and procedures in effect from time to time or (b) the provisions of this Agreement; provided, however, that such breach shall constitute "Cause" only if Company gives Executive notice pursuant to Section 9 hereof, which shall include a detailed and specific description of the alleged material breach or breaches.

"Change in Control" shall have the meaning given such term in the Company’s Long-Term Incentive Plan in effect on the effective date of this Agreement.

“Competitor” shall include, without limitation, the following businesses: Wal-Mart, K-Mart/Sears, Family Dollar, Dollar General, Big Lots, Variety Wholesalers, Retail Ventures, Inc. (including, without limitation, its subsidiaries Value City Department Stores, DSW, and Filene’s Basement) and Dollar Tree (and/or any other trade name or similar business used by any of the foregoing businesses, their parents, affiliates, subsidiaries, successors or assigns), and Walgreen’s, CVS, and Rite Aid (and/or any other trade name or similar business used by any of the foregoing businesses, their parents, affiliates, subsidiaries, successors or assigns). The parties expressly recognize that the term “Competitor” shall not be limited by this Agreement and that such term may expand to include other businesses, industries and/or markets in which Company may engage from time to time.

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"Date of Termination" shall mean, with respect to Executive, the date of termination of Executive's employment hereunder after the notice period provided by Section 5(d).

"Disability" shall mean Executive's physical or mental condition which prevents continued performance of his duties hereunder, if Executive establishes by medical evidence that such condition will be permanent and continuous during the remainder of Executive's life or is likely to be of at least three (3) years duration.

"Effective Date" shall mean January 12, 2015.

"Good Reason" shall mean with respect to an Executive, any one or more of the following:

(a)          a material reduction in Executive's Base Salary or level of target bonus under the bonus plan or any successor bonus plan without Executive's consent;

(b)          any substantial and sustained diminution in Executive's position, authority, or responsibilities hereunder (unless due to Executive's disability); or

(c)          a failure by Company to comply with any provision of this Agreement; provided, however, that the foregoing events shall constitute Good Reason only if Company fails to cure such event within thirty (30) days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that "Good Reason" shall cease to exist for an event on the 90th day following the later of its occurrence or Executive's knowledge thereof, unless Executive has given Company written notice thereof prior to such date.

In order for Executive's termination of his employment to be considered for Good Reason, such termination must occur within six (6) months after the event giving rise to such Good Reason. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

"Notice of Termination” shall mean a notice specifying the Date of Termination.

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“Separation From Service” means the time at which the parties reasonably anticipate that no further services will be performed by Executive after a certain date, or that the level of bona fide services Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) by the individual over the immediately preceding 36-month period. If Executive provides services both as an employee and as an independent contractor, Executive must separate from service both as an employee and as an independent contractor to be treated as having a Separated From Service. If Executive ceases providing services an employee and begins providing services as an independent contractor, Executive will not be considered to have a Separation From Service until Executive has ceased providing services in both capacities. The provisions and application of this paragraph will be construed and applied in a manner consistent with Code Section 409A and Treasury Regulations of other guidance issued thereunder.

“Specified Employee” means a service provider who, as of the date of the service provider’s Separation from Service, is a key employee of a service recipient any stock of which is publicly traded on an established securities market or otherwise. A key employee is any individual who is described in Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the Regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on a Specified Employee identification date. The provisions and application of this paragraph will be construed and applied in a manner consistent with Code Section 409A and Treasury Regulations of other guidance issued thereunder.

“Retire(s) or Retirement” means Executive terminating his employment with Company and no longer working full-time for another company.

13.         Executive Representation.

Executive hereby represents to Company that the execution and delivery of this Agreement by Executive and Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

15          Amendment.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and an officer of Company authorized by the Board to do so. No waiver of any provision of this Agreement shall be deemed a continuing waiver or a waiver of any other provision, whether or not similar.

16.          Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee, without regard to principles of conflicts of laws. The provisions of this Agreement are intended to be construed and applied in a manner consistent with compliance with Code Section 409A, where applicable. Accordingly, the provisions hereof shall be construed and applied consistent with such intent, to the extent applicable.

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17.         Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

18.         Specific Performance.

Notwithstanding Section 16 of this Agreement, if Executive breaches or threatens to commit a breach of Section 8 of this Agreement, Company shall have the right to specific performance (i.e., the right and remedy to have the terms and conditions of Section 8 specifically enforced by a court of competent jurisdiction), it being agreed that any breach or threatened breach of Section 8 would cause irreparable injury and that money damages may not provide an adequate remedy. If Company exercises its right to seek specific performance in a court of competent jurisdiction, Executive may assert any claims he may have against Company or its affiliates in such action, and nothing set forth in Paragraph 18 of this Agreement is intended or shall be construed to limit Executive's right to assert such claims.

19.         Cooperation.

Executive shall provide his reasonable cooperation in connection with any investigation, action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive's employment hereunder. This provision shall survive any termination of this Agreement.

20.         Compensation Limitation

Notwithstanding the foregoing, Executive and Company agree that (i) to the extent permitted by any Federal statute (the "Act") that limits compensation of Executive hereunder, any payments or benefits payable to Executive under this Agreement (including, without limitation, payments under Sections 2 and 4 hereof) or pursuant to any other compensation or benefit plan of Company or other arrangement between Company and Executive that do not comply with the Act shall be deferred until such payments or benefits may be paid under the Act, and (ii) to the extent the Act does not permit the deferral of any such payments or benefits, the maximum compensation and/or severance Executive may receive from Company under this Agreement or any other compensation or benefit plan of Company or other arrangement between Company and Executive will not exceed the amount allowed under the Act.

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21.         Entire Agreement.

This Agreement, any award agreement between Company and Executive entered into pursuant to Company's Long-Term Incentive Compensation Programs, and Company's employee benefit plans in which Executive will continue to participate as provided in this Agreement, contain the entire understanding between Company and Executive with respect to Executive's employment with Company and supersede in all respects any prior or other agreement or understanding between Company or any affiliate of Company and Executive with respect to Executive's employment.

IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the day and year first above written.

Fred’s, Inc.

By:	/s/ Michael Hayes

Michael Hayes
Chairman

EXECUTIVE:

/s/ Jerry A. Shore

Jerry A. Shore
Chief Executive Officer

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General Release

This Release is made and entered into by Jerry A. Shore (the "Executive") and Fred’s, Inc. (the "Company").

In consideration of the payments, benefit continuation and acceleration provided for in Section 6(b)(ii)-(vi) of this Management Compensation Agreement, Executive, on behalf of himself and for any person or entity who may claim by or through him, irrevocably and unconditionally releases, waives, and forever discharges Company, its past, present, and future subsidiaries, divisions, affiliates, successors, and their respective officers, directors, attorneys, agents, and present and past employees from any and all claims or causes of action that Executive had, has, or may have relating to Executive's employment with Company and/or termination therefrom up to and including the date of this Agreement, including but not limited to any claims under Title VII of the Civil Rights Act of 1964, as amended, the Tennessee Human Rights Act, the Age Discrimination in Employment Act ("ADEA"), and claims under any other federal, state, or local statute, regulation, or ordinance, including wrongful or retaliatory discharge.

This Release shall not be construed as an admission by Company of any liability, wrongdoing, or violation of any law, statute, regulation, agreement or policy, and Company denies any such liability or wrongdoing.

Executive acknowledges and agrees that this Release includes a release and waiver as to claims under the ADEA. Executive acknowledges and confirms that he understands and agrees to the terms and conditions of this Release; that these terms are written in layperson terms, and that he has been fully advised of his rights to seek the advice and assistance of consultants, including an attorney, to review this Release. Executive further acknowledges that he does not waive any rights or claims under the ADEA that arise after the date this Release is signed by him, and specifically, Executive understands that he is receiving money and benefits beyond anything of value to which he is already entitled from Company. Executive acknowledges that he has had up to 21 days to consider whether to accept and sign this Release, and has had adequate time and opportunity to review the Release and consult with any legal counsel or other advisors of his choosing. Executive understands that if he signs this Release before the expiration of the 21-day period, his signature will evidence his voluntary election to forego waiting the full 21 days to sign this Release. If Executive chooses not to accept, or the 21-day period expires without his acceptance, then the offer in this Release is null and void. Executive further acknowledges that in compliance with the Older Workers' Benefit Protection Act of 1990, he has been fully advised by Company of his right to revoke and nullify this Release, and that this revocation must be exercised, if at all, within seven days of the date he signs this Release. Executive may revoke his acceptance at any time within the seven days following his signing of this Release by notifying Company of his decision to revoke the acceptance by writing directed and delivered to Fred’s Inc., 4300 New Getwell Road, Memphis, TN 38118, Attention Secretary.

Acceptance of this offer is strictly voluntary. This Release shall become effective and enforceable only after the seven-day revocation period has expired. Should Executive decline to accept the benefits of this Release, or if is revoked by him, Executive will not receive the proposed additional compensation and benefits.

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By his signature below, Executive accepts the terms of this Release.

FRED’S, INC.	EXECUTIVE

By:
Name:	Name:
Title:	Address:

Date:	Date:

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